Exhibit 99.1

For Release at 1:05 p.m. PT 08/07/17

Iteris Reports Record First Quarter Revenue Across all Business Segments

SANTA ANA, Calif. — August 7, 2017 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal first quarter ended June 30, 2017.

Fiscal First Quarter 2018 Financial Highlights

•                  Record total revenue of $27.2 million, up 14% over Q1 a year ago

•                  Transportation Systems revenue increased 19% over Q1 a year ago to $14.7 million

•                  Agriculture and Weather Analytics revenue increased 28% over Q1 a year ago to $1.2 million

•                  Roadway Sensors revenue increased 6% over Q1 a year ago to $11.3 million

Management Commentary:

“We are pleased to start our new fiscal year with record revenue and strong performance across all business segments,” said Joe Bergera, President and CEO. “We believe the strong performance in both our transportation and agriculture markets reflects the solid foundation we established during the prior fiscal year.”

“Our team is strengthening the solution portfolios we offer our end-customers, while also implementing important business model innovations that we believe will create long-term shareholder value. We are excited about the company’s continuing revenue growth, but are equally determined to create a highly scalable business model. We remain focused on effective cost management that will drive EBITA positive performance in the future.”

Fiscal First Quarter 2018 Financial Results

Total revenue in the first quarter of fiscal 2018 increased 14% to a record $27.2 million, compared to $23.9 million in the same quarter a year ago. This growth was driven by a 19% increase in Transportation Systems, a 6% increase in Roadway Sensors, and a 28% increase in Agriculture and Weather Analytics revenue.

Operating expenses in the first quarter were $10.5 million, compared to $9.5 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses as a result of planned headcount increases in corporate headquarters marketing, general and administrative positions, as well as increases in the Transportations Systems and Roadway Sensors salesforce headcount, all of which resulted in higher salary and personnel-related costs.

Operating loss in the first quarter was $552,000, compared to an operating loss of $90,000 in the same quarter a year ago. Net loss in the first quarter was $470,000, or ($0.01) per share, compared to a net loss of $38,000, or ($0.00) per share in the year-ago quarter.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal 2018 first quarter results.

Date: Monday, August 7, 2017
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Toll-free dial-in number: 1-888-298-3511

International dial-in number: 1-719-457-2085

Conference ID: 9060735

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 21, 2017. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, spending policy changes, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli

323-468-2300
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	March 31,
	2017	2017

ASSETS:
Cash	$17,558	$18,201
Trade accounts receivable, net	17,410	14,299
Unbilled accounts receivable	6,032	6,456
Inventories	2,481	2,250
Prepaid expenses and other current assets	2,670	2,108
Total current assets	46,151	43,314

Property and equipment, net	2,421	2,064
Goodwill	15,150	15,150
Intangible and other assets, net	1,986	1,817
Total assets	$65,708	$62,345

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$19,551	$16,530
Deferred revenue	4,279	4,049
Total current liabilities	23,830	20,579
Long-term liabilities	1,516	1,542
Total liabilities	25,346	22,121
Stockholders’ equity	40,362	40,224
Total liabilities and stockholders’ equity	$65,708	$62,345

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2017	2016

Product revenues	$11,923	$11,007
Service revenues	15,260	12,920
Total revenues	27,183	23,927
Cost of product revenues	6,863	5,932
Cost of service revenues	10,415	8,586
Total cost of revenues	17,278	14,518
Gross profit	9,905	9,409
Operating expenses:
Selling, general and administrative	8,697	7,805
Research and development	1,727	1,610
Amortization of intangible assets	33	84
Total operating expenses	10,457	9,499
Operating loss	(552)	(90)
Non-operating (expense) income:
Other (expense), net	(7)	(4)
Interest income, net	2	1
Loss from continuing operations before income taxes	(557)	(93)
(Expense) benefit for income taxes	1	(1)
Loss from continuing operations	(556)	(94)
Gain on sale of discontinued operation, net of tax	86	56
Net loss	$(470)	$(38)

Loss per share from continuing operations — basic and diluted	$(0.02)	(0.00)

Gain per share from sale of discontinued operation — basic and diluted	$0.01	$0.00
Net loss per share - basic and diluted	$(0.01)	$(0.00)

Shares used in basic per share calculations	32,506	32,052
Shares used in diluted per share calculations	32,506	32,052

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended June 30, 2017
Product revenues	$11,280	$643	$—	$11,923
Service revenues	—	14,084	1,176	15,260
Total revenues	$11,280	$14,727	$1,176	$27,183

Segment operating income (loss)	$2,547	$2,332	$(1,832)	$3,047
Corporate and other income (expense), net				(3,566)
Amortization of intangible assets				(33)
Operating loss				$(552)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended June 30, 2016
Product revenues	$10,604	$403	$—	$11,007
Service revenues	—	11,998	922	12,920
Total revenues	$10,604	$12,401	$922	$23,927

Segment operating income (loss)	$2,309	$2,346	$(1,614)	$3,041
Corporate and other income (expense), net				(3,047)
Amortization of intangible assets				(84)
Operating loss				$(90)